Exhibit 99.1

FOR IMMEDIATE RELEASE

Media contact:	Alice Izzo
Phone:	(858) 642-7272
Email:	alice.izzo@amylin.com

Investor Contact:	Michael York
Phone:	(858) 458-8602
Email:	michael.york@amylin.com

AMYLIN PHARMACEUTICALS ANNOUNCES THIRD QUARTER PRODUCT REVENUES;

QUARTERLY UPDATE CONFERENCE CALL CANCELED

SAN DIEGO, October 19, 2010 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that unaudited net product sales for the quarter ended September 30, 2010 were $154.0 million.  Unaudited net product sales for the quarter include $132.4 million for BYETTA ® (exanatide) injection and $21.6 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $192.9 million consisting of $171.1 million for BYETTA and $21.8 million for SYMLIN for the same period in 2009.  Amylin plans to report full financial results for the quarter and nine months ended September 30, 2010 within the next few weeks pending its assessment of the potential financial impact of the U.S. Food and Drug Administration complete response letter regarding BYDUREON™ (exenatide extended-release for injectable suspension).

Amylin also announced that the previously announced quarterly update conference call, originally scheduled for Wednesday, October 20, 2010 at 5:00 p.m. ET/2:00 p.m. PT., has been canceled.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

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